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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION


           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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    Rule 14a-6(e)(2))

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[X] Soliciting Material Pursuant to sec.240.14a-12


                             Student Advantage, Inc.
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                (Name of Registrant as Specified In Its Charter)


                                       n/a
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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               pursuant to Exchange Act Rule 0-11
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               state how it was determined): $1.05 per share

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              STUDENT ADVANTAGE ANNOUNCES AGREEMENT TO BE ACQUIRED
                           BY CEO AT $1.05 PER SHARE

              CSTV TO ACQUIRE OCSN BUSINESS AS PART OF TRANSACTION

BOSTON--November 19, 2003--Student Advantage, Inc. (OTCBB: STUA) announced today that it has entered into a definitive merger agreement pursuant to which Athena Ventures Parent, Inc., an entity owned by Raymond V. Sozzi, Jr., Student Advantage's President and CEO, has agreed to acquire for cash all outstanding shares of Student Advantage common stock at a price of $1.05 per share. The price represents a premium of approximately 80% over the 90-day average closing price of $0.57 per share.

Additionally, Student Advantage entered into a definitive asset purchase agreement pursuant to which CSTV: College Sports Television has agreed to acquire its OCSN business for $2.85 million in cash, a $4.25 million convertible note and warrants to purchase CSTV stock. All proceeds from the sale of the OCSN business will be used to satisfy in full Student Advantage's debt to its secured lenders.

Both transactions were recommended by a Special Committee of the Board of Directors and were unanimously approved by the Board. The closing of both transactions is subject to stockholder approval, as well as other customary conditions. Sozzi, who holds approximately 14% of the outstanding common stock of Student Advantage, has entered into an agreement with CSTV pursuant to which he has agreed to vote his shares in favor of the proposed transaction. Athena Ventures Parent, Inc., formed by Sozzi for the purpose of making the acquisition, does not presently hold any shares of common stock of Student Advantage.

If stockholder approval is obtained and other conditions to closing are met, both transactions are expected to close during the first quarter of 2004.

In connection with the solicitation of proxies with respect to the special meeting of stockholders of Student Advantage concerning the proposed transactions, Student Advantage will file with the Securities and Exchange Commission (the "SEC"), and will furnish to security holders of Student Advantage, a proxy statement, which security holders are advised to read as it will contain important information. Security holders will be able to obtain a copy of such proxy statement (when available) free of charge and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. Such proxy statement and other documents will also, when available, be provided to security holders by directing a request by mail or telephone to Student Advantage, Inc., 280 Summer Street, Boston, Massachusetts 02210 Attention: Investor Relations, 617-880-7737. Student Advantage, and certain of its directors, executive officers and other members of management and employees may be soliciting proxies from Student Advantage stockholders in favor of the transactions. Information regarding the persons who may, under the rules of the SEC, be considered "participants" in the solicitation of proxies in connection with the proposed transactions will be set forth in the proxy statement when it is filed with the SEC. Information regarding the participants is also available in the Schedule 14A filed by Student Advantage on June 5, 2003 with the SEC.

Luminary Capital served as the financial advisor for the Company.

About Student Advantage


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Student Advantage, Inc. (OTCBB: STUA) is a leading integrated media and commerce company focused on the higher education market. Student Advantage works with hundreds of colleges, universities and campus organizations, and more than 15,000 merchant locations to develop products and services that enable students to make purchases less expensively and more conveniently on and around campus. The company reaches its consumer base offline through the Student Advantage Membership and online through its Web sites, studentadvantage.com and CollegeSports.com, the hub site for its Official College Sports Network.

This announcement may contain forward-looking statements, which are based on current expectations and involve a number of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by Student Advantage. Investors are directed to consider the risks associated with the failure of the company to meet the conditions to the closing of the transactions described above in this announcement, including the failure of the company to obtain the requisite stockholder approval, doing business with colleges and universities, the uncertain nature of the regulatory structure of the SA Cash offerings, the company's need to raise additional capital, the seasonality of the company's revenues, the cyclical nature of the company's business, economic and other conditions in the company's markets, the competitive environment, the failure to achieve the anticipated benefits of acquisitions and strategic partnerships for any reason, the company's progress to profitability and uncertainties and other risks discussed in documents filed by the company with the Securities and Exchange Commission including, without limitation, under "Factors that May Affect Future Results" set forth in Student Advantage's Form 10-Q for the nine months ended September 30, 2003. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



_____________
CONTACT:
     Student Advantage, Inc.
     Investor Relations
     617.880.7737
     IR@studentadvantage.com